As filed with the Securities and Exchange Commission on October 25, 2007
Registration No. 333-145735
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
Form SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PETRO RESOURCES CORPORATION
(Name of small business issuer in its charter)

Delaware	1311	86-0879278
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
777 Post Oak Boulevard, Suite 910
Houston, Texas 77056
(832) 369-6986
(Address and telephone number
of principal executive offices and principal place of business)

Wayne P. Hall
777 Post Oak Boulevard, Suite 910
Houston, Texas 77056
(832) 369-6986
(Name, address and telephone number of agent for service)

Copies to:

Allan R. Conge Burleson Cooke L.L.P. 711 Louisiana Street, Suite 1701 Houston, Texas 77002 (713) 358-1764	Charles H. Still, Jr. Bracewell & Giuliani LLP 711 Louisiana Street, Suite 2300 Houston, Texas 77002 (713) 221-3309

Approximate date of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The sole purpose of this Amendment No. 3 to the Form SB-2 Registration Statement is to include additional Exhibits 1.1, 5.1, and 23.3, and to amend Item 25 of Part II of the Registration Statement. No change is made to the preliminary prospectus constituting Part I of the Registration Statement or to Items 24 or 26 of Part II of the Registration Statement. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II and the Index to Exhibits of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.	Indemnification of Officers and Directors.

We intend to enter into separate indemnification agreements with each of our directors. These agreements will provide that we will indemnify each of our directors against any and all expenses incurred by that director because of his or her status as one of our directors, to the fullest extent permitted by Delaware law, our certificate of incorporation and our bylaws. In addition, the agreements will provide that, to the fullest extent permitted by Delaware law, but subject to various exceptions, we will advance all expenses incurred by our directors in connection with a legal proceeding.

Our certificate of incorporation and bylaws contain provisions relating to the limitation of liability and indemnification of directors. The certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	in respect of unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation also provides that if Delaware law is amended to authorize corporate action to further eliminate or limit the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law. The foregoing provisions of our certificate of incorporation are not intended to limit the liability of directors or officers for any violation of applicable federal securities laws.

As permitted by section 145 of the Delaware General Corporation Law, our bylaws provide that we may indemnify any our directors and officers to the fullest extent permitted by Delaware law. In addition, as permitted by section 145 of the Delaware General Corporation Law, our bylaws provide that we are authorized to enter into indemnification agreements with our directors and officers and we are authorized to purchase directors’ and officers’ liability insurance, which we currently maintain to cover our directors and executive officers.

Item 25.	Other Expenses of Issuance and Distribution.

The following table sets forth estimated expenses, other than underwriting discounts and commissions, payable in connection with the sale of common stock being registered. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$1,236
Legal fees and expenses	300,000
NASD Filing Fees	4,000
Blue sky fees and expenses (including legal fees)	5,000
Printing expenses	120,000
Accounting fees and expenses	22,500
Miscellaneous	5,000

Total	$457,736

Item 26.	Recent Sales of Unregistered Securities.

In May 2003, we issued 4,189,000 of our common shares to 16 parties in connection with our acquisition of Russian Resources Corporation. We issued our common shares to the shareholders of Russian Resources in exchange for their transfer of all of the outstanding capital shares of Russian Resources. The issuances were exempt under Section 4(2) of the Securities Act of 1933 (“Securities Act”).

In June 2004, we issued 200,000 common shares to an existing stockholder in consideration of $25,000. The issuance was exempt under Section 4(2) of the Securities Act.

In April 2005, we issued a total of 3,807,000 common shares to five parties for non-cash consideration, including share bonuses in the amount of 1,940,650 common shares to our newly appointed chief executive officer, Wayne P. Hall, 795,675 common shares to our newly appointed chief financial officer, Allen R. McGee, and 100,000 common shares to Donald L. Kirkendall who in October 2005 was appointed as our executive vice president. The other shares were issued for services rendered. The issuances were exempt under Section 4(2) of the Securities Act.

In the fourth quarter of 2005, we conducted the private placement sale of 5,334,300 units of our securities at the offering price of $1.00 per unit to 72 accredited investors as defined under Rule 501 of the Securities Act. Each unit consisted of one share of our common stock and one warrant to purchase an additional share of our common stock at an exercise price of $2.00 per share. The warrants have a term of five years from the date of issuance. These securities were offered and sold in reliance upon Section 4(2) under the Securities Act and Rule 506 thereunder. In connection with the placement, we engaged Energy Capital Solutions, LP, of Dallas, Texas, to act as placement agent and also utilized finders. We paid a total of $441,350 of sales commissions and finders fees and also issued 441,350 warrants to purchase one share of our common stock at an exercise price of $2.00 per share.

In November 2005, we issued 25,000 common shares and warrants to purchase an additional 25,000 common shares at an exercise price of $2.00 per share to an unaffiliated oil and natural gas exploration company as partial consideration for our acquisition of certain oil and gas working interests. The issuance was exempt under Section 4(2) of the Securities Act.

In the first quarter of 2006, we conducted the private placement sale of 871,500 units of our securities at the offering price of $10.00 per unit. Each unit consisted of four shares of our common stock and one warrant to purchase an additional share of our common stock at an exercise price of $3.00 per share. The warrants have a term of five years from the date of issuance. These securities were offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act and Rule 506 thereunder. In connection with the placement, we engaged Energy Capital Solutions to act as placement agent. We paid Energy Capital Solutions a negotiated fee of $500,000 (representing approximately 5.7% of the gross proceeds) and also issued to Energy Capital Solutions 326,812 warrants to purchase one share of our common stock at an exercise price of $3.00 per share.

In February 2007, we issued 3,144,655 common shares to Eagle Operating, Inc. as partial consideration for our acquisition of approximately 43% average working interest in 15 fields located in the Williston Basin in North Dakota. The shares were issued under Section 4(2) of the Securities Act and Rule 506 thereunder.

In April 2007, we issued 2,240,467 shares of Series A Preferred Stock to two funds managed by Touradji Capital Management, LP in consideration of the funds (i) payment of $2 million, (ii) return of 1,537,800 shares of our common stock, with a deemed value of $4,613,400 (or $3.00 per share) and (iii) return of 160,000 of our common stock purchase warrants. We have since cancelled the common stock and common stock purchase warrants. The Series A Preferred Stock were offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act and Rule 506 thereunder.

Item 27.	Exhibits and Financial Statement Schedules.

Exhibit
Number		Description

1.1		Form of Underwriting Agreement
3	.1(1)	Certificate of Incorporation of the Registrant, as amended
3	.1.1(6)	Certificate of Amendment to the Certificate of Incorporation of the Registrant, dated May 10, 2007
3	.2(1)	Amended and Restated Bylaws of the Registrant dated April 14, 2006
3	.3(2)	Amendment to Bylaws of the Registrant
3.4		Amendment to Bylaws of the Registrant dated October 12, 2006 (previously filed)
4	.1(3)	Certificate of Designations of Preferences and Rights of Series A Convertible Preferred Stock
5.1		Opinion of Burleson Cooke L.L.P. regarding validity of securities being issued
10	.1(1)	Form of Registration Rights Agreement dated August 1, 2005
10	.2(1)	Form of Warrant sold as part of August 2005 private placement
10	.3(1)	Lease Purchase Agreement dated January 10, 2006 between Registrant and The Meridian Resource & Exploration, LLC
10	.4(1)	2006 Stock Incentive Plan*
10	.5(1)	Form of Registration Rights Agreement dated February 17, 2006
10	.6(1)	Form of Warrant sold as part of February 2006 private placement
10	.7(2)	Subscription Agreement for Hall-Houston Exploration II, L.P.
10	.8(2)	Amended and Restated Agreement of Limited Partnership dated as of April 21, 2006 for Hall-Houston Exploration II, L.P.
10	.9(4)	Purchase and Sale Agreement dated December 11, 2006 with Eagle Operating, Inc.
10	.10(4)	Credit Agreement dated February 16, 2007 between PRC Williston LLC and D.B. Zwirn Special Opportunities Fund, L.P., as administrative agent
10	.11(4)	Security Agreement dated February 16, 2007 Between PRC Williston LLC and D.B. Zwirn Special Opportunities Fund, L.P., as administrative agent
10	.12(4)	Guaranty and Pledge Agreement dated February 16, 2007 between Petro Resources Corporation and D.B. Zwirn Special Opportunities Fund, L.P., as administrative agent
10	.13(4)	Lease dated September 30, 2006 with Gateway Ridgecrest Inc.
10	.14(3)	Securities Purchase Agreement dated April 3, 2007
10	.15(3)	Registration Rights Agreement dated April 3, 2007
10	.16(5)	Letter Agreement dated May 25, 2007 between Petro Resources Corporation and Harry Lee Stout
10	.17(6)	Letter Agreement dated August 14, 2007 between PRC Williston LLC and D.B. Zwirn Special Opportunities Fund, L.P., as administrative agent
10.18		Letter Agreement dated September 19, 2007 between PRC Williston LLC and D.B. Zwirn Special Opportunities Fund, L.P., as administrative agent (previously filed)
21	.1(4)	List of Subsidiaries
23.1		Consent of Farber Hass Hurley and McEwen, LLP (previously filed)
23.2		Consent of Malone & Bailey, PC (previously filed)
23.3		Consent of Burleson Cooke L.L.P. (included in Exhibit 5.1)
23.4		Consent of Cawley, Gillespie & Associates, Inc. (previously filed)

*	The referenced exhibit is a management contract, compensatory plan or arrangement.

(1)	Incorporated by reference from Petro Resources Corporation’s Form SB-2 filed on March 21, 2006 (Registration No. 333-132596).

(2)	Incorporated by reference from Petro Resources Corporation’s Form SB-2/A filed on June 9, 2006 (Registration No. 333-132596).

(3)	Incorporated by reference from Petro Resources Corporation’s current report on Form 8-K filed on April 4, 2007 (File No. 001-32997).

(4)	Incorporated by reference from Petro Resources Corporation’s annual report on Form 10-KSB for the year ended December 31, 2006, filed on April 2, 2007 (File No. 001-32997).

(5)	Incorporated by reference from Petro Resources Corporation’s current report on Form 8-K filed on June 1, 2007 (File No. 001-32997).

(6)	Incorporated by reference from the Petro Resources Corporation’s quarterly report on Form 10-QSB filed on August 14, 2007 (File No. 001-32997).

Item 28.	Undertakings.

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b) The undersigned small business issuer hereby undertakes that:

(1) For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, in the City of Houston, State of Texas on October 25, 2007.

PETRO RESOURCES CORPORATION

By:	/s/ Wayne P. Hall
Wayne P. Hall, Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Amendment No. 3 to the registration statement was signed by the following persons in the capacities and on the dates stated.

Signatures		Title	Date

/s/ Wayne P. Hall Wayne P. Hall		Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	October 25, 2007

* Donald L. Kirkendall		President and Director	October 25, 2007

* Harry Lee Stout		Executive Vice President, Chief Financial Officer and General Counsel (Principal Financial Officer)	October 25, 2007

* Allen R. McGee		Chief Accounting Officer and Director (Principal Accounting Officer)	October 25, 2007

* J. Raleigh Bailes, Sr.		Director	October 25, 2007

* Brad Bynum		Director	October 25, 2007

* Gary L. Hall		Director	October 25, 2007

* Joe L. McClaugherty		Director	October 25, 2007

* Steven A. Pfeifer		Director	October 25, 2007

*By:	/s/ Wayne P. Hall Attorney-in-fact		October 25, 2007

INDEX TO EXHIBITS

Exhibit
Number		Description

1.1		Form of Underwriting Agreement
3	.1(1)	Certificate of Incorporation of the Registrant, as amended
3	.1.1(6)	Certificate of Amendment to the Certificate of Incorporation of the Registrant, dated May 10, 2007
3	.2(1)	Amended and Restated Bylaws of the Registrant dated April 14, 2006
3	.3(2)	Amendment to Bylaws of the Registrant
3.4		Amendment to Bylaws of the Registrant dated October 12, 2006 (previously filed)
4	.1(3)	Certificate of Designations of Preferences and Rights of Series A Convertible Preferred Stock
5.1		Opinion of Burleson Cooke L.L.P. regarding validity of securities being issued
10	.1(1)	Form of Registration Rights Agreement dated August 1, 2005
10	.2(1)	Form of Warrant sold as part of August 2005 private placement
10	.3(1)	Lease Purchase Agreement dated January 10, 2006 between Registrant and The Meridian Resource & Exploration, LLC
10	.4(1)	2006 Stock Incentive Plan*
10	.5(1)	Form of Registration Rights Agreement dated February 17, 2006
10	.6(1)	Form of Warrant sold as part of February 2006 private placement
10	.7(2)	Subscription Agreement for Hall-Houston Exploration II, L.P.
10	.8(2)	Amended and Restated Agreement of Limited Partnership dated as of April 21, 2006 for Hall-Houston Exploration II, L.P.
10	.9(4)	Purchase and Sale Agreement dated December 11, 2006 with Eagle Operating, Inc.
10	.10(4)	Credit Agreement dated February 16, 2007 between PRC Williston LLC and D.B. Zwirn Special Opportunities Fund, L.P., as administrative agent
10	.11(4)	Security Agreement dated February 16, 2007 Between PRC Williston LLC and D.B. Zwirn Special Opportunities Fund, L.P., as administrative agent
10	.12(4)	Guaranty and Pledge Agreement dated February 16, 2007 between Petro Resources Corporation and D.B. Zwirn Special Opportunities Fund, L.P., as administrative agent
10	.13(4)	Lease dated September 30, 2006 with Gateway Ridgecrest Inc.
10	.14(3)	Securities Purchase Agreement dated April 3, 2007
10	.15(3)	Registration Rights Agreement dated April 3, 2007
10	.16(5)	Letter Agreement dated May 25, 2007 between Petro Resources Corporation and Harry Lee Stout
10	.17(6)	Letter Agreement dated August 14, 2007 between PRC Williston LLC and D.B. Zwirn Special Opportunities Fund, L.P., as administrative agent
10.18		Letter Agreement dated September 19, 2007 between PRC Williston LLC and D.B. Zwirn Special Opportunities Fund, L.P., as administrative agent (previously filed)
21	.1(4)	List of Subsidiaries
23.1		Consent of Farber Hass Hurley and McEwen, LLP (previously filed)
23.2		Consent of Malone & Bailey, PC (previously filed)
23.3		Consent of Burleson Cooke L.L.P. (included in Exhibit 5.1)
23.4		Consent of Cawley, Gillespie & Associates, Inc. (previously filed)

*	The referenced exhibit is a management contract, compensatory plan or arrangement.

(1)	Incorporated by reference from Petro Resources Corporation’s Form SB-2 filed on March 21, 2006 (Registration No. 333-132596).

(2)	Incorporated by reference from Petro Resources Corporation’s Form SB-2/A filed on June 9, 2006 (Registration No. 333-132596).

(3)	Incorporated by reference from Petro Resources Corporation’s current report on Form 8-K filed on April 4, 2007 (File No. 001-32997).

(4)	Incorporated by reference from Petro Resources Corporation’s annual report on Form 10-KSB for the year ended December 31, 2006, filed on April 2, 2007 (File No. 001-32997).

(5)	Incorporated by reference from Petro Resources Corporation’s current report on Form 8-K filed on June 1, 2007 (File No. 001-32997).

(6)	Incorporated by reference from the Petro Resources Corporation’s quarterly report on Form 10-QSB filed on August 14, 2007 (File No. 001-32997).